Exhibit 5

June 23, 2023

WSFS Financial Corporation

500 Delaware Avenue

Wilmington, DE 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the WSFS Financial Corporation 2018 Incentive Plan, as amended (the “Plan”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on the date herewith (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed the Registration Statement and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of such documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any individual agreements relating to such Shares, will be validly issued, fully paid and nonassessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such law.

We do hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP